REGAL REXNORD CORPORATION – 2023 OMNIBUS INCENTIVE PLAN
PERFORMANCE SHARE UNIT AWARD – TSR Based

[Name]
[Address]

Dear _____________________:

You have been granted an award of Performance Share Units (an “Award”) under the Regal Rexnord Corporation 2023 Omnibus Incentive Plan (the “Plan”) with the following terms and conditions:

Grant Date:    __________, 20____

Number of Performance    Target PSUs: _________
Share Units (“PSUs”):    Maximum PSUs: __ x Target

Performance Period:    Fiscal Years ______-______

Performance Vesting for PSUs:    The performance metric that will determine the number of PSUs you earn will be the Company’s total shareholder return (“TSR”) over the performance period specified above relative to the Company’s designated peer group as set forth and modified from time to time by the Plan Administrator (the “Peer Group”). TSR will be calculated using [comparatively determined trading prices over equivalent measurement periods or points in time, both on or prior to the first day of the Performance Period and ending on or prior to the last day of the Performance Period].

The number of PSUs earned will be as follows:

TSR at ___th Percentile of the Peer Group = __% PSUs
TSR at ___th Percentile of the Peer Group = Target PSUs
TSR at ___th Percentile of the Peer Group = Maximum PSUs

For TSR performance below the ___th Percentile of the Peer Group, zero PSUs will be earned. The number of PSUs earned will be interpolated between (i) ___% PSUs and Target PSUs for performance between the __th Percentile of the Peer Group and the __th Percentile of the Peer Group, or (ii) Target PSUs and Maximum PSUs for performance between the __th Percentile of the Peer Group and the __th Percentile of the Peer Group. Any PSUs that are earned based on performance will be earned on the date that the Administrator certifies the achievement of the applicable level of relative TSR. Any PSUs that are not earned on such date shall be forfeited.

If your employment with the Company and its Affiliates terminates due to Retirement before the date that the PSUs are earned, then you will continue to be eligible to earn the PSUs on a pro-rated basis by multiplying the total number of PSUs earned based on the level of achievement of the TSR Goal as determined after the end of the Performance Period as described above, by a fraction, the numerator of which is the number of days you were employed during the Performance Period, and the denominator of which is 1,095, subject to your compliance with the “Restrictive Covenants” provisions below. For purposes hereof, you will be considered to have terminated due to “Retirement” if all of the following conditions have been met as of the date of your termination: (1) you have remained in employment with the Company and its Affiliates for at least nine (9) months after the
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Grant Date, (2) you have provided the Company with at least six (6) months advance written notice of your retirement date (unless such notice requirement is waived in whole or part by the Company), (3) you have attained at least age 55 and your age plus years of service with Company and its Affiliates is at least equal to 68, (4) you have cooperated, to the reasonable satisfaction of the Company, with respect to the transfer of your duties, and (5) your most recent performance rating was not the lowest rating. For purposes of determining your years of service with the Company or an Affiliate, your service with an entity prior to its acquisition by the Company or an Affiliate shall count, provided such service was continuous at the time of the acquisition.

If your employment with the Company and its Affiliates terminates due to death or Disability before the date that the PSUs are earned, then you will continue to be eligible to earn the PSUs on a pro-rated basis by multiplying the total number of PSUs earned based on the level of achievement of the TSR Goal as determined after the end of the Performance Period as described above, by a fraction, the numerator of which is the number of days you were employed during the Performance Period, and the denominator of which is 1,095. For purposes hereof, a “Disability” means your physical or mental incapacity which qualifies you to collect a benefit under a long-term disability plan maintained by the Company or an Affiliate, or any such similar mental or physical condition which the Administrator determines to be a disability, regardless of whether either you or your condition is covered by any such long-term disability plan. You must provide proof of Disability if requested by the Administrator.

If your employment with the Company and its Affiliates terminates (voluntarily or involuntarily) before the date that the PSUs are earned in any other circumstance not described above, then all of your PSUs will be forfeited.

Notwithstanding anything herein to the contrary, your entire PSU Award is terminated immediately if the Company or an Affiliate terminates your employment for Cause, or if your employment is terminated at a time when you could be terminated for Cause. In addition, if you are not terminated for Cause but the Administrator later determines that you could have been terminated for Cause if all facts had been known at that time, your PSU Award will terminate immediately on the date of such determination. For purposes hereof, “Cause” means your act or omission that the Administrator determines constitutes cause for termination, including but not limited to any of the following: (1) a material violation of any Company or Affiliate policy, including any policy contained in the Company Code of Business Conduct and Ethics; (2) embezzlement from, or theft of property belonging to, the Company or any Affiliate; (3) willful failure to perform or gross negligence in the performance of assigned duties; or (4) other intentional misconduct, whether related to employment or otherwise, that has, or has the potential to have, an adverse effect on the business conducted by the Company or its Affiliates.

Change of Control:    Upon a Change of Control, this Award will be treated as provided in the Plan. In addition, notwithstanding the definition of “Cause” above, during the twenty-four (24) month period following a Change of Control, the definition of “Cause” for purposes of this Award shall be limited to (1) your engagement in intentional conduct not taken in good faith that the Company establishes, by clear and convincing evidence, has caused

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demonstrable and serious financial injury to the Company, as evidenced by a determination in a binding and final judgment, order or decree of a court or administrative agency of competent jurisdiction, in effect after exhaustion or lapse of all rights of appeal, in an action, suit or proceeding, whether civil, criminal, administrative or investigative; (2) your conviction of a felony (as evidenced by binding and final judgment, order or decree of a court of competent jurisdiction, in effect after exhaustion of all rights of appeal), which substantially impairs your ability to perform your duties or responsibilities; or (3) your continuing willful and unreasonable refusal to perform your duties or responsibilities (unless significantly changed without your consent).

Issuance of Shares:    As soon as reasonably practicable after any PSUs have been earned, the Company will issue to you a number of Shares equal to the number of PSUs that have been earned. Any fractional Share shall be cancelled. In all events such settlement of any earned PSUs shall occur no later than March 15 of the year following the year in which the PSUs are earned unless delivery is deferred pursuant to a nonqualified deferred compensation plan, if allowed by the Company, in accordance with the requirements of Section 409A of the Code, and subject to applicable withholding.

Transferability of Shares:    By accepting this Award, you agree not to sell any Shares acquired under this Award at a time when applicable laws, Company policies or an agreement between the Company and its underwriters prohibit a sale.

Rights as Shareholder:    You will not be deemed for any purposes to be a shareholder of the Company with respect to any of the PSUs unless and until Shares are issued therefor upon vesting of the units. Accordingly, prior to Shares being issued to you upon vesting of the PSUs, you may not exercise any voting rights and you will not be entitled to receive any dividends and other distributions paid with respect to any such Shares underlying the PSUs.

If, however, after the Grant Date and prior to the settlement date, both a record date and payment date with respect to a cash dividend (other than a special or extraordinary dividend, including any dividend not paid as a regular quarterly dividend) on the Shares occurs, then on the date that such dividend is paid to Company shareholders you shall be credited with “dividend equivalents” in an amount equal to the dividends that would have been paid to you if you owned a number of Shares equal to the number of outstanding Target PSUs hereunder as of such record date. The dividend equivalents will be deemed to be reinvested in additional Target PSUs (determined by dividing the cash dividends paid by the Fair Market Value of a Share on the dividend payment date) which will be subject to the same terms and conditions, and shall be earned and settled or be forfeited (if applicable) at the same time, as the Target PSUs to which they are attributable.

Transferability of Award:    Except as otherwise provided in the Plan, you may not assign, alienate, sell or transfer this Award for any reason, other than under your will or as required by the laws of descent and distribution. This Award also may not be pledged, attached or otherwise encumbered. Any purported assignment, alienation, sale, transfer, pledge, attachment or encumbrance of this Award in violation of its terms shall be null and void and unenforceable against the Company or any Affiliate.

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Tax Withholding:    To the extent that the earning or payment of the PSUs results in income to you for Federal, state or local income tax purposes, or the Company is otherwise required to withhold amounts with respect to the PSUs, you shall deliver to the Company at the time the Company is obligated to withhold amounts, such amount as the Company requires to meet the statutory withholding obligation under applicable tax laws or regulations, and if you fail to do so, the Company has the right and authority to deduct or withhold from payment under this Award or other compensation payable to you an amount sufficient to satisfy its withholding obligations. You may satisfy the withholding requirement in connection with the earning of PSUs, in whole or in part, in cash or by electing to have the Company withhold for its own account that number of Shares otherwise deliverable to you upon the earning of the PSUs having an aggregate Fair Market Value sufficient to satisfy the Company’s withholding obligation; provided that the amount to be withheld may not exceed the total maximum statutory tax withholding obligations associated with the transaction to the extent needed for the Company to avoid an accounting charge. Your election must be irrevocable, in writing, and submitted to the Secretary of the Company before the date on which the applicable withholding obligation arises.

Restrictive Covenants:    By accepting this Award, you agree that this Award shall be subject to forfeiture, and any gains pursuant to this Award shall be subject to disgorgement, if (1) while you are employed by the Company or any Affiliate, you compete with the Company or an Affiliate, participate in any enterprise that competes with the Company or an Affiliate or use or disclose, other than as expressly authorized by the Company, any confidential business information or trade secrets that you obtain during the course of your employment with the Company or any Affiliate; or (2) after you are no longer employed by the Company or any Affiliate, you are determined by the Administrator in its reasonable discretion (A) to be in breach of any confidentiality, noncompetition, nonsolicitation or similar agreement between you, on the one hand, and the Company or any Affiliate, on the other hand (your “Restrictive Agreement”), or (B) while this Award is in effect, to have engaged in conduct that would have constituted a breach of your Restrictive Agreement if such Restrictive Agreement were then in effect.

Miscellaneous:        As a condition of the granting of this Award, you agree, for yourself and your legal representatives or guardians, that this Award and the Plan shall be interpreted by the Administrator and that any interpretation by the Administrator of the terms of this Award or the Plan and any determination made by the Administrator pursuant to this Award or the Plan shall be final, binding and conclusive.
    As a condition of the granting of this Award, you agree, for yourself and your legal representatives or guardians, that this Award, and any Shares issued or cash paid pursuant to this Award, shall be subject to (1) any recoupment, clawback, equity holding, stock ownership or similar policies adopted by the Company from time to time (to the extent contemplated by such policies) and (2) any recoupment, clawback, equity holding, stock ownership or similar requirements made applicable by law, regulation or listing standards to the Company from time to time (to the extent contemplated by such requirements).
    In general, this Award may be amended only by written consent signed by both you and the Company, unless the amendment is not to your detriment. Notwithstanding the foregoing, this Award may be

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modified, reduced, extinguished or canceled by the Administrator or the Company without your consent in accordance with the provisions of the Plan and the Administrator shall have the right, in its sole discretion, to adjust the method of calculating TSR.
    The failure of the Company to enforce any provision of this Award at any time shall in no way constitute a waiver of such provision or of any other provision hereof.
    This Award shall be binding upon and inure to the benefit of you and your heirs and personal representatives and the Company and its successors and legal representatives.
    This Award may be executed in counterparts.
Prospectus
Delivery/Access:        By accepting this Award you acknowledge that a prospectus for the Plan, along with a copy of the Plan and the Company’s most recent Annual Report to Shareholders, has been made available to you electronically via the Company’s designated stock plan administrator’s web portal.
    A paper copy of the prospectus for the Plan is also available to you upon request.
This Award is granted under and governed by the terms and conditions of the Plan. Additional provisions regarding your Award and definitions of capitalized terms used and not defined in this Award can be found in the Plan.

UNLESS YOU DECLINE THIS AWARD WITHIN 90 DAYS, YOU AGREE TO BE BOUND BY ALL OF THE TERMS AND CONDITIONS DESCRIBED HEREIN AND IN THE PLAN. YOU ALSO ACKNOWLEDGE HAVING READ THIS AWARD AND THE PLAN.

REGAL REXNORD CORPORATION

By: ____________________________
Name:
Title:

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